UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                          Date of Report: April 6, 2005
                        (Date of earliest event reported)



                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)



                Nevada                       0-17371              88-0182808
     (State or other jurisdiction           (Commission        (I.R.S. Employer
     of incorporation or organization)      File Number)        Identification


                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
          (Address of principal executive offices, including zip code)



                                 (405) 488-1304
              (Registrant's telephone number, including area code)

Item 3.02.  Unregistered Sales of Equity Securities.

      On November 7, 2002, Quest Resource Corporation (the "Company") entered into a credit agreement with Wells Fargo Energy Capital, Inc. ("WF Energy Capital"), as lender (the "WF Credit Agreement"). In connection with the WF Credit Agreement, the Company issued a warrant to WF Energy Capital to acquire up to 1.6 million shares of the Company's common stock at a purchase price of $0.001 per share at any time on or before November 7, 2007 (the "Warrant").

      On April 6, 2005, WF Energy Capital exercised the Warrant with respect to all 1.6 million shares of common stock for which the Warrant was exercisable. WF Energy Capital elected to do a "cashless exercise" of the Warrant such that the purchase price of $0.001 per share for the 1.6 million shares of common stock, or $1,600.000, was paid by WF Energy Capital by reducing the number of shares of common stock issuable to WF Energy Capital upon such exercise by a number which, when multiplied by the market price of the Company's common stock on the exercise date ($4.00) equaled the purchase price. As a result of WF Energy Capital's "cashless exercise" of the Warrant, the Company will issue to WF Energy Capital 1,599,600 shares of its common stock upon exercise of the Warrant.

                                   SIGNATURES
                                   ----------



      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               QUEST RESOURCE CORPORATION



                               By: /s/ Jerry D. Cash
                                   -----------------------------
                                    Jerry D. Cash
                                    Chief Executive Officer

      Date: April 18, 2005